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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2003

VERSANT CORPORATION
(Exact name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation)
000-28540 (Commission File Number)	94-3079392 (I.R.S. Employer Identification Number)
6539 Dumbarton Circle Fremont California 94555 (Address of Principal Executive Offices) (Zip Code)
(510) 789-1500 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Item 5: Other Events and Regulation FD Disclosure

        On September 27, 2003, Versant Corporation ("Versant"), Poet Holdings, Inc., a Delaware corporation ("Poet") and Puma Acquisition, Inc., a wholly owned subsidiary of Versant ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and satisfaction of the conditions of the Merger Agreement, Merger Sub will merge with and into Poet, with Poet to survive the Merger and to become a wholly-owned subsidiary of Versant (the "Merger"). Upon consummation of the Merger, each outstanding share of Poet common stock will be exchanged for 1.4 shares of Versant common stock, and options and warrants to purchase Poet common stock will be exchanged for options to purchase shares of Versant common stock according to the same exchange ratio. Poet is a publicly held developer of object database management and ecommerce software whose stock is traded on the Frankfurt Exchange. The proposed Merger is intended to qualify as a tax-free reorganization. The Merger Agreement calls for Versant to reduce the size of its Board of Directors to five directors upon effectiveness of the Merger, with the board of directors immediately after consummation of the Merger to be composed of two directors from Poet and three directors (including Versant's CEO, Nick Ordon) from Versant. If the Merger Agreement is terminated without consummation of the Merger in certain circumstances, a party to the Merger would become obligated to pay the other party certain termination fees as described in the Merger Agreement ranging from $500,00 to $1,500,000.

        In connection with the execution of the Merger Agreement, Versant and Vertex Technology Fund, Ltd., Vertex Technology Fund (II), Ltd. and the Joseph M. Cohen Family Limited Partnership (collectively, the "Preferred Shareholders") have entered into a Preferred Stock Conversion Agreement (the "Conversion Agreement") pursuant to which the Preferred Shareholders have agreed to vote for certain actions that would cause their 1,313,743 outstanding shares of Versant Series A Preferred Stock to be converted into shares of Versant common stock effective upon consummation of the Merger with Poet. The conversion of the Preferred Shareholders' shares of Series A Preferred Stock would occur at an increased conversion rate that would result in each such share of Series A Preferred Stock being converted into three shares of Versant common stock. Currently, each outstanding share of Versant's Series A Preferred Stock is convertible into two shares of common stock. In addition, in exchange for this agreement to convert, effective upon such conversion, warrants to purchase a total of 1,313,743 shares of Versant common stock held by the Preferred Shareholders would be amended to reduce the exercise price of such warrants from $2.13 to $1.66 per share of common stock and to extend the term of such warrants by one year.

        Each of the Merger Agreement and the Conversion Agreement are attached as exhibits to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

        A press release dated September 28, 2003 announcing the signing of the Merger Agreement is attached as an exhibit to this report. The Merger is subject to several conditions, including approval by both companies' stockholders and the registration of the Versant shares to be issued in the Merger with the U.S. Securities and Exchange Commission.

Item 7: Financial Statements and Exhibits.

(c)
Exhibits.

        The following exhibits are filed herewith:

99.01	Agreement and Plan of Merger dated as of September 27, 2003 by and among Versant Corporation, Puma Acquisition, Inc. and Poet Holdings, Inc.
99.02
Preferred Stock Conversion Agreement dated as of September 26, 2003 by and among Versant Corporation, Vertex Technology Fund, Ltd., Vertex Technology Fund (II), Ltd. and the Joseph M. Cohen Family Limited Partnership.
99.03	Press Release of the Registrant, issued on September 28, 2003, announcing a definitive agreement to merge with Poet Holdings, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 29, 2003

VERSANT CORPORATION
By:	/s/ LEE MCGRATH Lee McGrath, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.01	Agreement and Plan of Merger dated as of September 27, 2003 by and among Versant Corporation, Puma Acquisition, Inc. and Poet Holdings, Inc.
99.02
Preferred Stock Conversion Agreement dated as of September 26, 2003 by and among Versant Corporation, Vertex Technology Fund, Ltd., Vertex Technology Fund (II), Ltd. and the Joseph M. Cohen Family Limited Partnership.
99.03	Press Release of the Registrant, issued on September 28, 2003, announcing a definitive agreement to merge with Poet Holdings, Inc.

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  Item 5: Other Events and Regulation FD Disclosure
  Item 7: Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS